     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 2000


                                                 REGISTRATION NO. 333-33884

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                               OBJECTSPACE, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                        7372                    75-2441715
 (State or other jurisdiction        (Primary standard          (I.R.S. employer
              of                        industrial            identification no.)
incorporation or organization)  classification code number)


                           --------------------------
                               OBJECTSPACE, INC.
                         14850 QUORUM DRIVE, SUITE 500
                              DALLAS, TEXAS 75240
                           TELEPHONE: (972) 726-4100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  DAVID NORRIS
                             CHAIRMAN OF THE BOARD,
                          CHIEF EXECUTIVE OFFICER AND
                                   PRESIDENT
                               OBJECTSPACE, INC.
                         14850 QUORUM DRIVE, SUITE 500
                              DALLAS, TEXAS 75240
                           TELEPHONE: (972) 726-4100
                           FACSIMILE: (972) 715-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------
                          Copies of communications to:

            GREGORY R. SAMUEL                                  RONALD G. SKLOSS
            GARRETT A. DEVRIES                                 NATHAN T. DOOLEY
          HAYNES AND BOONE, LLP                        BROBECK, PHLEGER & HARRISON LLP
       901 MAIN STREET, SUITE 3100                     301 CONGRESS AVENUE, SUITE 1200
           DALLAS, TEXAS 75202                               AUSTIN, TEXAS 78701
        TELEPHONE: (214) 651-5000                         TELEPHONE: (512) 477-5495
        FACSIMILE: (214) 651-5940                         FACSIMILE: (512) 477-5813

                           --------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


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
                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by ObjectSpace, Inc. ("ObjectSpace") in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC registration fee........................................  $ 30,360
NASD filing fee.............................................    12,000
Nasdaq National Market listing fee..........................    90,000
Printing and engraving costs................................         *
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Blue Sky fees and expenses..................................         *
Transfer Agent and Registrar fees...........................         *
Miscellaneous expenses......................................         *
                                                              --------
Total.......................................................  $      *
                                                              ========

------------------------

*   To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of ObjectSpace provides that the liability of the directors of ObjectSpace to ObjectSpace or any of its stockholders for monetary damages arising from acts of omissions occurring in their capacity as directors shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. This limitation does not apply with respect to any action in which a director would be liable under Section 174 of the General Corporation Law of the State of Delaware nor does it apply with respect to any liability in which a director:

    - breached his duty of loyalty to ObjectSpace or its stockholders;

    - did not act in good faith or, in failing to act, did not act in good faith;

    - acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

    - derived an improper personal benefit.

    ObjectSpace's Certificate of Incorporation requires ObjectSpace to indemnify its directors, officers and employees and former directors, officers and employees to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware, ObjectSpace has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding (other than an action by or in the right of ObjectSpace) by reason of the fact that he is or was a director, officer, employee or agent of ObjectSpace, against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of ObjectSpace, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The power to indemnify applies to actions brought by or in the right of ObjectSpace as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

    The statute further specifically provides that the indemnification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or director may be entitled under any bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.

    Reference is made to the Form of Underwriting Agreement, to be filed as
Exhibit 1.1 to this registration statement, which provides for indemnification by the underwriters under certain circumstances of the directors and officers of ObjectSpace signing the registration statement and certain controlling persons of ObjectSpace against certain liabilities, including those arising under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling ObjectSpace pursuant to the foregoing provisions, ObjectSpace has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

1. On June 16, 1998, the registrant issued and sold a warrant to purchase up to 196,000 shares of common stock at a purchase price of $0.01 per share in connection with a financing transaction.

2. On September 4, 1998, the registrant issued and sold 571,429 shares of Series A preferred stock to one investor for $3.50 per share, or an aggregate of approximately $2.0 million.

3. On December 30, 1998, the registrant issued and sold an aggregate of 2,702,703 shares of Series B preferred stock to a total of 6 investors for $3.70 per share, or an aggregate of approximately $10.0 million.

4. On December 30, 1998, the registrant issued and sold a warrant to purchase 234,595 shares of common stock at a purchase price of $1.32 per share in connection with certain financing transactions.

5. On December 23, 1999, in connection with one of our licensing and professional services transactions, the registrant issued a warrant to purchase that number of shares of common stock equal to $2.5 million divided by the offering price of the common stock in this offering.

6. As of January 17, 2000, the registrant issued and sold a warrant to purchase up to 4,200 shares of common stock at a purchase price of $8.57 per share in connection with the registrant's obtaining services from a consultant.

7. As of March 22, 2000, an aggregate of 322,977 shares of common stock had been issued upon exercise of options under the registrant's stock option plans.

    On January 14, 2000, the registrant effected a split of its common stock in the form of a stock dividend of one share of common stock for each share of common stock outstanding as of that date. On March 30, 2000, the registrant effected a split of its common stock in the form of a stock dividend of 0.4 shares of common stock for each share of common stock outstanding as of that date.

    None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) thereof, pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

a)  EXHIBITS.


EXHIBIT NO.             DESCRIPTION
-----------             -----------
       1.1***           Form of Underwriting Agreement.

       2.1*             Asset Purchase Agreement dated as of March 8, 2000 by and
                          between ObjectSpace, Inc. and KLA-Tencor Corporation.

       2.2*             Stock Purchase Agreement dated as of September 23, 1999 by and between ObjectSpace, Inc. and Valtech, S.A.

       3.1**            Certificate of Incorporation.

       3.2***           Amended and Restated Bylaws.

       3.3**            Certificate of Amendment to Certificate of Incorporation
                          filed on August 20, 1998.

       3.4**            Certificate of Amendment to Certificate of Incorporation
                          filed on March 30, 2000.

       3.5**            Certificate of Amendment to Certificate of Incorporation
                          filed on March 30, 2000.

       4.1***           Specimen common stock certificate.

       5.1***           Opinion of Haynes and Boone, LLP, counsel to the registrant.

      10.1**            Master Services Agreement dated as of August 6, 1999 by and between ObjectSpace, Inc. and Galileo International,
                          L.L.C.

      10.2*             Master Escrow Agreement dated as of November 11, 1998 by and between ObjectSpace, Inc. and Data Securities
                          International, Inc.

      10.3**+           License Agreement dated as of October 28, 1997 by and
                          between ObjectSpace, Inc. and Tivoli Systems, Inc.

      10.4*             Lease Agreement dated as of April 29, 1997 by and between
                          ObjectSpace, Inc. and CarrAmerica Realty, L.P.

      10.5*             First Amendment to Lease Agreement dated as of September 23,
                          1999 by and between ObjectSpace, Inc. and CarrAmerica
                          Realty, L.P.

      10.6*             Office Lease Agreement dated as of May 30, 1997 by and
                          between ObjectSpace, Inc. and 14850 Quorum Associates,
                          Ltd.

      10.7*             Office Lease Agreement dated as of September 5, 1997 by and between ObjectSpace, Inc. and Brookdale Investors, L.P.

      10.8*             Amended and Restated 1994 Restricted Stock and Stock Option
                          Plan.

      10.9*             1998 Stock Option Plan.

      10.10*            Amendment No. 3 to 1998 Stock Option Plan dated as of
                          March 30, 2000.

      10.11*            Non-Employee Director Stock Option Plan.

      10.12**           Loan and Security Agreement dated as of February 9, 1998 by and between ObjectSpace, Inc. and Silicon Valley Bank.

      10.13**           Senior Subordinated Loan and Security Agreement dated as of
                          June 16, 1998 by and between ObjectSpace, Inc. and Silicon
                          Valley Bank.

      10.14*            Employment Agreement dated as of December 30, 1998 by and
                          between ObjectSpace, Inc. and David Norris.

      10.15*            Amendment to Employment Agreement of David Norris, dated as of March 28, 2000.

      10.16**           Consulting Agreement dated as of February 1, 2000 by and
                          between ObjectSpace, Inc. and Graham Glass.

EXHIBIT NO.             DESCRIPTION
-----------             -----------
      10.17**+          Amendment No. 1 to License Agreement dated as of
                          September 30, 1999 by and between ObjectSpace, Inc. and
                          Tivoli Systems, Inc.

      10.18**           First Amendment to Loan and Security Agreement dated as of
                          March 5, 1998 by and between ObjectSpace, Inc. and Silicon
                          Valley Bank.

      10.19**           Second Amendment to Loan and Security Agreement dated as of
                          September 11, 1998 by and between ObjectSpace, Inc. and
                          Silicon Valley Bank.

      23.1*             Consent of Ernst & Young LLP, Independent Auditors.

      23.2***           Consent of Haynes and Boone, LLP, counsel to the registrant.

      24.1*             Power of Attorney.

      27.1*             Financial Data Schedule.


------------------------


*   Previously filed.



**  Filed herewith.



*** To be supplied by amendment.



+ Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.


b)  FINANCIAL STATEMENT SCHEDULE

    Financial Statement Schedules are not listed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in
Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this First Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on the 27th day of April, 2000.


                                                       OBJECTSPACE, INC.

                                                       By:               /s/ DAVID NORRIS
                                                            -----------------------------------------
                                                                           David Norris
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                                        EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this First Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.



                                                                  TITLE                    DATE
                                                                  -----                    ----
                  /s/ DAVID NORRIS                     Chairman of the Board,
     -------------------------------------------         President and Chief          April 27, 2000
                    David Norris                         Executive Officer

                 /s/ PAUL A. LIPARI*                   Chief Financial Officer
     -------------------------------------------         (principal financial and     April 27, 2000
                   Paul A. Lipari                        accounting officer)

                /s/ JOHN C. BENTLEY*
     -------------------------------------------       Director                       April 27, 2000
                   John C. Bentley

                 /s/ GRANT A. DOVE*
     -------------------------------------------       Director                       April 27, 2000
                    Grant A. Dove

                  /s/ GRAHAM GLASS*
     -------------------------------------------       Director                       April 27, 2000
                    Graham Glass

                /s/ EUGENE LOWENTHAL*
     -------------------------------------------       Director                       April 27, 2000
                  Eugene Lowenthal

               /s/ R. STEPHEN POLLEY*
     -------------------------------------------       Director                       April 27, 2000
                  R. Stephen Polley

                   /s/ DAVID NEAR*
     -------------------------------------------       Director                       April 27, 2000
                     David Near



*By:                    /s/ DAVID NORRIS
             --------------------------------------
                          David Norris                                                      April 27, 2000
                      (AS ATTORNEY-IN-FACT
                   FOR EACH PERSON INDICATED)